As filed with the Securities and Exchange Commission on January 27, 2000
                          Registration No. 333-79519
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                AMENDMENT NO. 3
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                   eFax.com
           (Exact name of registrant as specified in its charter)

          Delaware                    7389                   77-0182451
      (State or other           Primary Standard         (I.R.S. Employer
jurisdiction of incorporation)     Industrial        Identification Number)
      or organization           or Classification
                                   Code Number

                              1378 Willow Road
                        Menlo Park, California 94025
                               (650) 324-0600
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Mr. Todd J. Kenck
                          Chief Financial Officer
                                  eFax.com
                              1378 Willow Road
                        Menlo Park, California 94025
                               (650) 324-0600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copy to:

                          Matthew W. Sonsini, Esq.
                             Cooley Godward LLP
                           Five Palo Alto Square
                            3000 El Camino Real
                      Palo Alto, California 94306-2155
                               (650) 843-5000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration Statement becomes effective.


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

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


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

Subject to completion, dated January 27, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 PROSPECTUS

                                  EFAX.COM

                      1,194,635 shares of Common Stock

This prospectus relates to an aggregate of up to 1,194,635 shares of common stock, $.01 par value, which are registered under this prospectus. These shares include:

o 709,640 shares of eFax.com(tm) common stock which Fisher Capital Ltd. and Wingate Capital Ltd. may acquire upon conversion of 1,500 shares of eFax.com's series A convertible preferred stock sold to Fisher Capital and Wingate Capital in a private transaction.

o 300,000 shares of eFax.com common stock which are issuable upon the exercise of warrants. eFax.com issued a warrant to purchase 195,000 shares of eFax.com's common stock to Fischer Capital Ltd. and a warrant to purchase 105,000 shares of eFax.com's common stock to Wingate Capital Ltd. in connection with a Securities Purchase Agreement dated May 7, 1999 among eFax.com, Fisher Capital and Wingate Capital.

o Up to 184,995 shares of eFax.com common stock which may be issued to Fisher Capital and Wingate Capital upon conversion of an 8% accrual amount on the series A convertible preferred stock during approximately the first two years after the date of the Securities Purchase Agreement.

Fisher Capital and Wingate Capital may wish to sell these shares in the future, and this prospectus allows them to do so. Fisher Capital and Wingate Capital may also offer additional shares of common stock acquired upon conversion of the series A convertible preferred stock or exercise of the warrants as a result of antidilution provisions, stock splits or similar events.

eFax.com will receive the proceeds from the exercise of the warrants issued to Fisher Capital and Wingate Capital. The per share exercise price of the Fisher Capital and Wingate Capital warrants is $23.25125

eFax.com will not receive any of the proceeds from any future sale of the shares of common stock issued to Fisher Capital and Wingate Capital upon exercise of the warrants. eFax.com will not receive any of the proceeds from any future sale of the preferred shares issued to Fisher Capital or Wingate Capital, or from any future sale of the common stock issued upon conversion of the preferred shares. However, eFax.com has agreed to bear the expenses of registration of the shares by this prospectus.

Fisher Capital and Wingate Capital, the "selling stockholders," may sell their eFax.com common stock in one or more transactions on the Nasdaq National Market at prevailing market prices or at privately negotiated prices. These selling stockholders may sell their shares directly or through agents, brokers, dealers or underwriters.


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

The selling stockholders will pay for underwriting discounts and selling commissions related to the sale of shares. eFax.com will pay for all other expenses related to such sales.

eFax.com's common stock is traded on the Nasdaq National Market under the symbol "EFAX." On January 26, 2000, the closing sale price for the common stock was $8.9375 per share.

Investing in eFax.com's common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state Securities Commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 27, 2000


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


You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. eFax.com has not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

                       INFORMATION AVAILABLE TO YOU

eFax.com's annual, quarterly and special reports, proxy statements and other information are filed with the SEC as required by the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the Internet web site address: http://www.sec.gov. eFax.com's common stock is listed on the Nasdaq National Market, and you may also inspect and copies these reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that eFax.com has filed with the SEC. To see more detail, you should read the exhibits and schedules files with eFax.com's registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

                    DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows this prospectus to "incorporate by reference" other information that eFax.com files or has filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the prospectus. Information that eFax.com later files with the SEC will automatically update and replace the information in this prospectus.

We incorporate by reference the documents listed below:

     A. eFax.com, Inc.'s Annual Report on Form 10-K for the year ended January 2, 1999;

     B. eFax.com, Inc.'s quarterly report on Form 10-Q for the quarter ended April 3, 1999;

     C. eFax.com, Inc.'s quarterly report on Form 10-Q for the quarter ended July 3, 1999;

     D. eFax.com, Inc.'s quarterly report on Form 10-Q for the quarter ended October 2, 1999;

     E. The description of the common stock contained in eFax.com's registration statement on Form S-1 (Registration No.
            333-23763) filed on March 31, 1997, as amended by Amendment No. 1 filed March 28, 1997 and by Amendment No. 2 filed May 12, 1997; and


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

     F. Any future filings which eFax.com makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, until the selling stockholders have sold all of the securities that we have registered with the registration statement.

eFax.com will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to eFax.com, Attention: Chief Financial Officer, 1378 Willow Road, Menlo Park, California 94025, telephone (650) 324-0600.

                                  EFAX.COM

eFax.com was incorporated in Delaware in August 1988.

eFax.com is a leading provider of Internet communications services. eFax.com currently provides its free and fee-base Internet communications services to more than 1.6 million users. In February 1999, eFax.com launched its Internet communications services that incorporate fax-to-email, voicemail and voice-to-email capabilities. Prior to entering this market, eFax.com had developed and marketed branded and licensed products and software solutions for the "multifunction product market," which consists of electronic office devices that combine print, fax, copy and scan capabilities in a single unit. In addition, eFax.com has licensed its embedded systems technology and software to a number of manufacturers of multi-function products. eFax.com recently announced that it will discontinue its branded product sales and dealer channel in order to increase its focus on Internet services.

To date, the majority of eFax.com's revenues have been generated from sales of multifunction products. We license our hardware and software technologies for a range of multifunction products sold under the brand names of our manufacturing and software license customers. eFax.com also offers software which can be sold on a stand-alone basis, or bundled with hardware and software technologies to provide the customer with a complete, integrated hardware and software product solution. Our software products include JetSuite, Filing Central, eFax Messenger and HotSend.

On February 8, 1999, we changed our name from JetFax, Inc. to eFax.com, Inc. and announced our "eFax(c)" service, a free fax-to-e-mail service. On December 16, 1999, eFax.com's corporate name changed from eFax.com, Inc. to eFax.com.
It is eFax.com's intention to expand its service and product offerings to include a variety of Internet-based communication services and products.

RECENT DEVELOPMENTS

On January 10, 2000, we announced that we will focus the Company exclusively on expanding its position as a leading provider of enhanced Internet communications services and solutions and that we will discontinue manufacturing and sales of multifunction products. The discontinuation of these operations will result in a charge of approximately $2.5 million associated with the restructuring and discontinuation of hardware operations of which approximately $2.0 million will be recognized in the fourth quarter of 1999 and approximately $500,000 will be recognized in the first quarter of 2000. Expenses will include the write down of inventory, capital equipment, intellectual property and leasehold improvements, excess facilities accruals, and severance costs. It is anticipated that the discontinuation and restructuring will be substantially completed during the first quarter of 2000.


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

                                 RISK FACTORS

An investment in the shares being offered in this prospectus involves a high degree of risk. eFax.com operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should not make an investment in these securities if you cannot afford to lose your entire investment. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the shares of common stock offered by this prospectus. This prospectus and the documents incorporated by reference into this prospectus may contain projections of results of operations and financial condition or other "forward-looking statements" which involve risks and uncertainties. The words "anticipate," "believe," "estimate," and "expect" and similar expressions when used in this prospectus in relation to eFax.com or its management are intended to identify such forward-looking statements. eFax.com's actual results, performance, or achievements could differ materially from these projections or forward-looking statements as a result of many factors, including those discussed in this "Risk Factors" section of the prospectus.


WE HAVE EXPERIENCED FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.


eFax.com in the past has experienced, and in the future may experience, significant fluctuations in its quarterly operating results. These fluctuations have been or may be caused by many factors, including:

     o acceptance and timing of new products combining communications technology with the Internet;

     o the size and timing of development or software licensing agreements;

     o     the timing of the phase-out of eFax.com's hardware products;

     o fluctuations in consumer demand for eFax.com's brand products and for products which are made by eFax.com's manufacturing and software license customers incorporating eFax.com's technology; and

     o     seasonal trends, competition and pricing.

eFax.com expects that its operating results will continue to fluctuate as a result of these and other factors.

For these and other reasons, we believe that period-to-period comparisons of eFax.com's results of operations are not necessarily meaningful. We believe that you should not rely upon these comparisons as indicators of future performance. It is likely that in future quarters, eFax.com's operating results will sometimes be below the expectations of public market analysts and investors. This could have a material adverse effect on the price of eFax.com's common stock.

We believe that the accuracy of eFax.com's report of its quarterly license revenues received from its manufacturing and software license customers has been, and will continue to be, dependent on the timing and accuracy of



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


product sales reports which we receive from these manufacturing and software license customers. Our manufacturing and software license customers only provide these reports on a quarterly basis and this quarterly basis may not coincide with eFax.com's quarter. Our manufacturing and software license customers may also delay or revise these reports. Therefore, we are required to estimate all of the recurring license revenues from manufacturing and software license customers for each quarter. As a result, we will record an estimate of such revenues prior to public announcement of eFax.com's quarterly results. In the event the product sales reports we receive from our manufacturing and software license customers are delayed or subsequently revised, we may be required to restate eFax.com's recognized revenues or adjust revenues for subsequent periods. This restatement or adjustment of revenues could have a material adverse effect on eFax.com's business, financial condition and results of operations and, as a result, the price of eFax.com's common stock.


THE PRICE OF EFAX.COM STOCK MAY BE VOLATILE DUE TO MANY FACTORS, INCLUDING OUR STATUS AS AN INTERNET-RELATED COMPANY, FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, THE RAPID PACE OF TECHNOLOGICAL CHANGE, THE UNCERTAINTY OF OUR BUSINESS TRANSACTIONS AND THE CONTENTS OF NEWS AND SECURITY ANALYST REPORTS.

The trading price of eFax.com's common stock is likely to be highly volatile. The price could be subject to wide fluctuations in response to factors such as:

     o actual or anticipated variations in eFax.com's quarterly operating results;

     o announcements of technological innovations or new services by eFax.com or its competitors;

     o announcements of significant acquisitions or strategic partnerships by eFax.com or its competitors;

     o changes in financial estimates and recommendations by securities analysts; and

     o     news reports relating to trends in eFax.com's markets.


In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that is often unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the price of eFax.com's common stock, regardless of eFax.com's actual operating performance.

ALTHOUGH WE TAKE STEPS TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY BECOME SUBJECT TO TIME-CONSUMING AND COSTLY LITIGATION WHERE WE ARE ACCUSED OF INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES. IN FACT, WE WERE RECENTLY SUED FOR INFRINGING A TRADEMARK OF E-FAX COMMUNICATIONS.

eFax.com's success is heavily dependent upon its intellectual property. To protect its proprietary rights, eFax.com relies on a combination of copyright, trade secret and trademark laws, patents, nondisclosure agreements and other contractual restrictions. As part of its confidentiality procedures, eFax.com generally enters into nondisclosure agreements with its employees, consultants, manufacturing and software license customers and strategic partners. eFax.com also limits access to and distribution of its designs, software and other proprietary information. Despite these efforts, eFax.com may be unable to effectively protect its proprietary rights. In addition, enforcement of eFax.com's proprietary rights may be expensive. We cannot assure you that eFax.com's means of protecting its proprietary rights will be adequate. Nor can we assure you that eFax.com's competitors will not independently develop similar technology.

As the number of patents, copyrights, trademarks and other intellectual property rights in eFax.com's industry increases, eFax.com's intellectual property may increasingly become the subject of infringement claims. In the


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


past, eFax.com has received communications from other parties claiming that eFax.com's trademarks or products infringe the proprietary rights of these parties. eFax.com has also received communications asking for "indemnification" against such infringement. "Indemnification" means that eFax.com would promise to repay or reimburse the other party for loss or damages suffered by that other party as a result of infringement. eFax.com's manufacturing and software license customers generally require eFax.com to reimburse or "indemnify" the manufacturing and software license customers for claims of infringement from third parties. We can give you no assurance that third parties will not make infringement claims against eFax.com or its manufacturing and software license customers in the future. Any of these claims, even if they have no legal merit, could be time consuming (especially for key management and technical personnel), result in costly litigation or cause delays in revenues. In addition, these claims could require eFax.com to enter into royalty or licensing agreements on terms unacceptable to eFax.com. If eFax.com fails to develop a substitute technology, or to license a substitute technology on acceptable terms, this could have a material adverse effect on eFax.com's business, financial condition and results of operations. As an example, eFax.com was recently sued by E-Fax Communications which claimed that the use of the name "eFax.com" infringed this party's trademark rights. In settlement of the matter, eFax.com has agreed to pay E-Fax Communications a combination of cash and common stock in an amount not exceeding $2.5 million based on the average share price of the common stock just prior to the stock registration becoming effective.

OUR REVENUES MAY NOT GROW AS ANTICIPATED BECAUSE THE MARKET FOR OUR INTERNET-RELATED SERVICES IS NEW, RAPIDLY CHANGING AND UNCERTAIN.

The market for Internet-related communication services is very new and is evolving rapidly. eFax.com expects to rely significantly in the future on revenues generated through its "eFax" service, a free fax-to-email, email-to-fax and voice-to-email service, and products which support this service. We cannot assure you, however, that the base of customers subscribing to our eFax(c) service will continue to expand rapidly. Nor can we assure you that users will be willing to pay fees for premium services or that the subscriber base will grow large enough to be capable of generating advertising revenue. As a result, our revenues may not grow as anticipated, which would have a negative effect on our business.

WE HAVE CHANGED THE FOCUS OF OUR BUSINESS TO INTERNET-RELATED SERVICES, PRODUCTS AND TECHNOLOGIES AND GROWTH OF BUSINESS IN THIS NEW FOCUS AREA IS UNCERTAIN.

Historically, eFax.com has focused primarily on the development, manufacture and sale of its brand multifunction products. eFax.com derived a substantial portion of its revenues from the sale of these brand multifunction products. However, on January 10, 2000, we announced the discontinuation of our manufacturing operations and that we now expect that our future revenue growth will be dependent, in part, on expansion of its Internet-based communications services, such as its fax-to-e-mail service, and on further licensing of eFax.com's hardware and software technologies and software products. However, we cannot assure you that eFax.com will realize growth in revenues from such sales. If such growth in revenues does not occur, it could have a material adverse effect on eFax.com's business, financial condition and results of operations.



WE DEPEND ON THE CONTINUED GROWTH OF INTERNET COMMERCE. WE FACE THE RISKS THAT INTERNET COMMERCE MAY NOT GROW AS RAPIDLY AS ANTICIPATED AND THAT THE INTERNET MAY EXPERIENCE TECHNICAL PROBLEMS DUE TO INSUFFICIENT INFRASTRUCTURE AND INADEQUATE TECHNOLOGICAL IMPROVEMENTS.

eFax.com intends to derive a significant portion of its revenues from its Internet communications services, called "eFax", and related products. Rapid growth in the use of and interest in the Internet and online Internet services is a recent phenomenon. As a result, a sufficiently broad base of consumers may not adopt and continue to use the Internet and other online services as a way of purchasing and conducting business. Internet web-based


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


advertising and the sales of premium Internet services are relatively new. It is difficult to predict the extent that these will grow, or if they will grow at all. In addition, the Internet may not prove to be a viable commercial marketplace for reasons such as potentially inadequate development of:

     o     Internet network infrastructure;  and

     o     technologies which enable use of the Internet.



If any of the following take place, it could have a material adverse effect on eFax.com's business, financial condition and results of operation:

     o if the use of the Internet and other online services does not continue to increase or increases more slowly than expected;

     o performance improvements to support increased levels of Internet activity.

     o if the infrastructure for the Internet and online services proves to be inadequate to effectively support expansion; or

     o     if the Internet does not become a viable commercial marketplace.

OUR MANUFACTURING AND SOFTWARE LICENSE CUSTOMERS, WHICH PROVIDE A SIGNIFICANT PORTION OF OUR REVENUES, MAY NOT CONTINUE TO DEVELOP, MARKET OR SELL PRODUCTS INCORPORATING EFAX.COM'S TECHNOLOGY.

eFax.com has derived a significant portion of its revenues from licensing of its software and hardware and software technologies to other parties and from providing development services to manufacturing and software license customers. eFax.com currently has manufacturing relationships with Hewlett-Packard Company, Oki Data Corporation, and Konica Business Systems. eFax.com anticipates that it will derive a significant portion of its revenues in the future from its manufacturing and software license customers and that eFax.com's revenues will be dependent upon, among other things, the ability and willingness of its manufacturing and software license customers to develop and promote products that incorporate eFax.com's technology. The ability and willingness of these manufacturing and software license customers to do this is based upon a number of factors, including eFax.com's ability to complete timely development of designs for them. We cannot give you any assurances regarding the ability or willingness of eFax.com's manufacturing and software license customers to continue developing, marketing and selling products incorporating eFax.com's technology. The loss of any of eFax.com's significant manufacturing and software license customers could have a material adverse effect on eFax.com's business, financial condition and results of operations.



WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT

eFax.com has had annual net losses since the company was formed. eFax.com's historical losses and certain preferred stock dividends have resulted in an accumulated deficit of approximately $44.5 million as of September 30, 1999. We can give you no assurance that eFax.com will achieve profitability on a quarterly or annual basis in the future.


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


WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO GROW OUR BUSINESS.

We intend to continue to grow our business. Due to our limited operating history in Internet communication services and the nature of our industry, our future capital needs are difficult to predict. Therefore, we may require additional capital after this offering to fund any of the following:

     o     unanticipated opportunities;

     o     strategic alliances;

     o     potential acquisitions;

     o     changing business conditions; and

     o     unanticipated competitive pressures.

Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financings unattractive to us. If we are unable to raise additional capital, our growth could be impeded.

WE MAY FAIL TO ADAPT TO OUR MARKET'S RAPIDLY CHANGING TECHNOLOGY AND EVOLVING INDUSTRY STANDARDS AND WE MAY LOSE COMPETITIVENESS AND REVENUES AS A RESULT.

The market for eFax.com's products and services is characterized by rapidly changing technology, evolving industry standards and needs, and frequent new product introductions. As the market for Internet-based communication services grows, this market will begin to exert more pressure on companies to develop advanced features at more economical pricing. As product development increases in complexity and the expected time to bring a product to market continues to decrease, the risk and difficulty in meeting these development schedules increases and the costs to eFax.com and its manufacturing and software license customers also increases. In addition, eFax.com, its manufacturing and software license customers and their competitors may, from time to time, announce new products, capabilities or technologies that may replace or shorten the life cycles of eFax.com's services and software and the life cycles of manufacturing and software license customers' products incorporating eFax.com's technology. eFax.com's success will depend on, among other things:

     o     market acceptance of eFax.com's service offerings; and

     o the ability of eFax.com and its manufacturing and software license customers to respond to industry changes and market demands.

Any failure of eFax.com to anticipate or respond adequately to the rapidly changing technology and evolving industry standards and needs could result in a loss of our competitiveness or revenues. Any significant delay in our development or introduction of new and enhanced products and services could also result in a loss of competitiveness or revenues. Such a loss of competitiveness or revenues could have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE FACE A HIGH LEVEL OF COMPETITION IN OUR INTERNET-RELATED INDUSTRY.

The market for Internet-related communication services, such as eFax.com's fax-to-e-mail service, is a newly


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


emerging market and competitors are just beginning to appear. eFax.com anticipates that it will need to:

     o provide good service and grow its business rapidly to meet demand;

     o     create name recognition for eFax.com in advance of competitors;

     o build its subscriber base prior to any significant entry by the competition; and

     o continue to expand and improve on its Internet communication service offerings.

eFax.com's technology, development services and software primarily compete with solutions developed internally by manufacturing and software license customers. Virtually all of eFax.com's manufacturing and software license customers have significant investments in their existing solutions. These manufacturing and software license customers have the substantial resources necessary to develop competing multifunction technologies and software that may be implemented into their own products. eFax.com also competes with technologies, software and development services provided in the multifunction product market by other systems and software suppliers to manufacturing and software license customers.

The market for Internet-related communication services, related technology and software is highly competitive. This market is characterized by continuous pressure to improve performance, to introduce new features and to accelerate the release of new products. eFax.com also competes on the basis of vendor name and recognition, technology and software expertise, product functionality, development time and price. eFax.com anticipates increasing competition for its multifunction products, technologies, software under development and Internet services. Most of eFax.com's existing competitors, many of its potential competitors and all of eFax.com's manufacturing and software license customers have substantially greater financial, technical, marketing and sales resources than eFax.com. In the event that price competition increases, competitive pressures could cause eFax.com to:

     o     reduce the cost of its fee-based eFax Service offerings;

     o     expand services to match those offered by competitors; or

     o     reduce the amount of royalties received on new licenses.

In turn, these reductions could reduce eFax.com's profit margins and result in losses and a decrease in market share, which would have a material adverse effect on eFax.com's business, financial condition and results of operations.


WE ARE DEPENDENT ON KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES.


eFax.com is largely dependent upon the skills and efforts of its senior management, as well as other officers and key employees, some of whom only recently have joined eFax.com. None of eFax.com's officers or key employees have an employment agreement with eFax.com. eFax.com believes that its future success will depend in large part upon its ability to attract and retain highly skilled engineering, managerial, sales, marketing and operations personnel, many of whom are in great demand. Competition for such personnel, especially engineering personnel, has recently increased significantly. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on eFax.com's business, financial condition and results of operations. Edward R. Prince, III, our Chief Executive Officer, and Lon Radin, our Vice President of Engineering recently resigned.

OUR RAPID GROWTH PLACES A STRAIN ON OUR OPERATIONS AND FINANCIAL RESOURCES AND WE MAY FAIL TO MANAGE OUR GROWTH EFFECTIVELY. IN ADDITION, WE MAY FACE RISKS ASSOCIATED WITH ANY POTENTIAL ACQUISITION OF OTHER COMPANIES WHICH WE MAY CHOOSE TO UNDERTAKE.

eFax.com has grown rapidly in recent years. A continuing period of rapid growth could place a significant strain on eFax.com's management, operations and other resources. eFax.com's ability to manage its growth will require eFax.com to continue to invest in its operational, financial and management information systems, procedures and controls, and to attract, retain, motivate and effectively manage its employees. We can give no assurance that eFax.com will be able to manage its growth effectively. Failure to manage growth effectively would have a material adverse effect on eFax.com's business, financial condition and results of operations. eFax.com may, from time to time, pursue the acquisition of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect eFax.com's operating results. These risks include:

     o the diversion of management's attention from day-to-day business;

     o the difficulty of combining and assimilating the operations and personnel of the acquired companies;

     o charges to the company's earnings as a result of the purchase of intangible assets; and

     o the potential loss of key employees as a result of an acquisition.

eFax.com has no present commitments nor is it engaged in any discussions or negotiations regarding possible acquisitions. However, should any acquisition by eFax.com take place, we can give no assurance that this acquisition will not materially and adversely affect eFax.com or that any such acquisition will enhance eFax.com's business.

WE ARE DEPENDENT ON A LIMITED NUMBER OF SERVICE PROVIDERS AND MAY BE AFFECTED BY CHANGES, DELAYS OR INTERRUPTIONS IN OF SERVICES FROM THESE SUPPLIERS.

eFax.com relies on various providers or network communication infrastructure, telecommunications infrastructure and other partners providing network management services. We depend on relationships with providers and partners for, among other things:

     o     management of our network operations;

     o     providing and managing our telephone numbers;



     o     telephony infrastructure; and

     o     network connectivity.

eFax.com generally purchases network and telecommunications services under multi-year agreements. Alternate providers or partners may be readily available for some of these services, but there may be unavoidable interruptions in service if we change service providers. However, for other network management services, we do not know how long it would take to find a replacement provider or partner and to establish a replacement network operations center. If we need to find another provider or partner of those network management services which we now purchase from a single source, we may experience delays, operational difficulties and increased expenses, and our ability to provide services to our users or expand our operations may be impaired. Although we believe we could develop other providers or partners for these single source services, no alternative providers or partners currently exist and the process of finding an alternate provider or partner could take several months or longer. Therefore, any interruption in the performance of these network management services could have a material adverse effect on eFax.com's business, financial condition and results of operations.

Given our dependence on network communication infrastructure, telecommunications infrastructure and network management partners, any of the following events could have a material adverse effect on eFax.com's business, financial condition and results of operations:

     o if any of these companies were to experience extended interruptions in network services;

     o if these providers were to experience financial difficulties or other problems which prevented them from meeting contractual service obligations;

     o any shortage or interruption in the supply of telephone numbers used in eFax.com's services; or

     o the inability of eFax.com to obtain any of these services from alternate providers or partner on acceptable terms.

WE GENERATE A SIGNIFICANT PORTION OF OUR REVENUES FROM OUR INTERNATIONAL ACTIVITIES AND WE ARE SUBJECT TO MANY RISKS AS A RESULT OF THESE ACTIVITIES.

A significant portion of eFax.com's total revenues come from sales to eFax.com's customers outside the United States. The international market for eFax.com's brand products and products incorporating eFax.com's technology and software is highly competitive. Risks inherent in eFax.com's international business activities also include:

     o     currency fluctuations and restrictions;

     o the burdens of complying with a wide variety of foreign laws and regulations;

     o     longer accounts receivable cycles;

     o     the imposition of government controls;

     o risks of localizing and internationalizing products to local requirements in foreign countries;

     o     trade restrictions;



     o     tariffs and other trade barriers;

     o     restrictions on bringing earnings back into the United States; and

     o     potentially adverse tax consequences.

Any of these risks could have a material adverse effect on eFax.com's business, financial condition and results of operations. Substantially all of eFax.com's international sales are currently made in U.S. dollars. Therefore, increases in the value of the U.S. dollar relative to foreign currencies could make eFax.com's products less competitive in foreign markets. Because of eFax.com's international activities, it faces currency exposure and currency exchange risks. For example, eFax.com purchases some of its key components pursuant to purchase contracts which require payment in foreign currency which results in currency exchange risks.


OUR BUSINESS DEPENDS UPON THE DELIVERY OF ACCURATE ELECTRONIC INFORMATION VIA THE INTERNET, AND IF YEAR 2000 ISSUES CAUSE LONG-TERM INOPERABILITY OF THE INTERNET OR OUR SERVICES, WE COULD LOSE USERS OF OUR SERVICES OR BE UNABLE TO CONTINUE OUR BUSINESS.

Year 2000 issues refers to the issue surrounding computer programs that use two digits rather than four to define a given year. These programs might read a date using "00" as the year 1900 rather than the year 2000, which could cause a system failure or a miscalculation.

Significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance problems. Any year 2000 compliance problems faced by us, users of our online marketplace and strategic partners could seriously harm our business. In addition, our ability to operate our business depends upon delivery of accurate, electronic information via the Internet. To the extent year 2000 issues result in the long-term inoperability of the Internet or our online marketplace, our business would be seriously harmed.

eFax.com has recently implemented new information systems and accordingly does not anticipate any internal year 2000 problems from those information systems, databases or programs. However, year 2000 problems faced by major distributors, suppliers, customers and financial service organizations with which we interact could adversely impact eFax.com. Our assessment of the potential impact of these additional issues was completed in October 1999. We can give you no assurance that we were able to detect all potential failures of eFax.com's computer systems or the computer systems of third parties. A significant failure of eFax.com's or a third party's computer system could have a material adverse effect on eFax.com's business, financial condition and results of operations. eFax.com has completed its contingency plan, detailing actions that would be taken in the event that such failure occurs.


FUTURE SALES OF SHARES OF COMMON STOCK AFTER THE OFFERING COULD AFFECT THE STOCK TRADING PRICE.

Sales of substantial amounts of common stock in the public market could have an adverse effect on the trading price of the common stock. Based on shares outstanding as of December 31, 1999, eFax.com has outstanding approximately 12,999,356 shares of common stock. Of such shares outstanding, approximately 12,167,111 shares are freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of eFax.com as that term is defined in Rule 144 under the Securities Act. After the registration of the 1,194,635 shares offered hereby, the remaining approximately 832,245 shares of common stock outstanding are "restricted securities" as that term is defined in Rule 144, and may be sold under Rule 144 subject to the holding period, volume limitations and other restrictions under Rule 144.

Up to 1,194,635 shares of common stock are offered by this prospectus and are registered for resale under the Securities Act. eFax.com has entered into agreement with Fisher Capital and Wingate Capital pursuant to which approximately 1,194,635 shares of common stock are offered by this prospectus and are registered for resale under the Securities Act. In addition to the shares registered hereunder, additional shares of common stock may become issuable upon conversion of the series A preferred stock as a result of future adjustments of the conversion pricing of the series A preferred stock. The Company would be obligated to register these additional shares of common stock.

DESCRIPTION OF THE SERIES A CONVERTIBLE PREFERRED STOCK

This section summarizes the terms of the series A convertible preferred stock. For a more complete review of the terms of the series A convertible preferred stock, we suggest reviewing the Certificate of Designations and other documents filed as exhibits to eFax.com's quarterly report on Form 10-Q for the quarter ended April 3, 1999 (SEC File No. 000-22561) incorporated in this registration statement by reference.

The series A preferred stock bears cumulative dividends at a rate of 8% per annum, payable in cash or common stock on May 13, 2000, May 13, 2001 and May 13, 2002.

If converted prior to May 13, 2002, each share of series A preferred stock is convertible into that number of shares of common stock equal to: (A) $10,000 plus accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) divided by (B) $21.1375, which represents 100% of the average closing bid prices of the common stock for the five trading days prior to May
12, 1999.   For example, if all shares of series A preferred stock were converted on September 30, 1999 at a conversion price of $21.1375, 731,415 shares of common stock would be issued upon conversion, including 709,640 shares to be issued upon conversion of the series A preferred stock and 21,775 shares issued upon conversion of accrued but unpaid dividends. 731,415 shares represents approximately 5.68% of the approximately 12,876,300 shares of common stock outstanding as of September 30, 1999. This example assumes that no adjustments to the conversion price, including adjustments resulting from events of default under the Series A preferred stock purchase documents, have occurred prior to September 30, 1999.

On May 13, 2000, the conversion price of the series A preferred stock is subject to a one-time adjustment if the average closing bid price of the common stock for the twenty trading days prior to May 13, 2000 is lower than the then-current conversion price. In such an event, the conversion price will be adjusted to equal the greater of (A) 60% of the initial conversion price, as adjusted as of May 12, 2000, and (B) the average closing bid prices of the common stock for the twenty trading days prior to May 13, 2000. For example, if the average closing bid price for the twenty trading days prior to May 13, 2000 is $10.00, then the conversion price would be reduced from the initial conversion price of $21.1375 to $12.6825, which represents 60% of $21.1375. If all of the series A preferred stock is converted on May 14, 2000 at an adjusted conversion price of $12.6825, 1,182,732 shares of common stock would be issued upon conversion. 1,182,732 shares represents approximately 9.19% of the 12,876,300 common stock outstanding as of September 30, 1999. This example assumes that no events of default or other adjustments to the conversion price have occurred prior to May 13, 2000 and that eFax.com pays the accrued dividends on May 13, 2000.

If converted on or after May 13, 2002, each share of Series A convertible preferred stock is convertible into that number of shares of common stock equal to: (A) $10,000 plus accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) divided by (B) 100% of the average closing bid prices of the common stock for the twenty trading days prior to the
conversion date.   For example, if the series A preferred stock is converted on
May 13, 2002 and the average of the closing bid prices for the twenty trading days prior to May 13, 2002 is equal to $10, the number of shares to be issued upon conversion is 1,500,000. This example assumes that no adjustments to the conversion price, including adjustments resulting from events of default under the Series A preferred stock purchase documents, have occurred prior to May 13, 2002 and that eFax.com pays the accrued dividends on May 13, 2002 prior to such conversion.

In addition, the number of shares of common stock issuable upon conversion is subject to adjustment for future issuance of stock at a price below the closing sale price, stock splits, dividends and similar events.

If any shares of series A preferred stock are outstanding on May 13, 2002, eFax.com has the option to convert or redeem each of such shares for $10,000 plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default). eFax.com also has the right to redeem each outstanding share of Series A preferred stock for $12,500 plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) in the event of a consolidation, merger or other business combination which results in a change of control of eFax.com. In the event of an underwritten public offering with at least $25,000,000 in proceeds, eFax.com has the right to redeem any outstanding series A preferred stock for the initial price paid of $10,000 per share, plus a redemption premium equal to 30% of the initial price for each full year that the Series A preferred stock is outstanding, measured from the date of May 14, 1999 to the date of redemption, plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default). In the event of a private offering with at least $25,000,000 in proceeds, eFax.com has the right to redeem any outstanding series A preferred stock for the initial price paid of $10,000 per share plus a redemption premium ranging from 0% to 100% of the initial price depending on the market price of the common stock at that time, plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default). In addition, each holder of series A preferred stock has the right to require eFax.com to redeem any of their shares for at least $12,500 per share plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) upon a change of control of eFax.com or in the event eFax.com fails to comply with certain requirements.

In the event of a liquidation, dissolution or winding up of eFax.com, the series A convertible preferred stock will received $10,000 per share plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) before any amount is distributed to the holders of common stock. A consolidation, merger or sale of substantially all assets is NOT deemed to be a liquidation, dissolution or winding up of eFax.com.

                                 USE OF PROCEEDS

eFax.com will not receive any proceeds from the resale of eFax.com common stock by Fisher Capital or Wingate Capital. eFax.com will receive all proceeds from the exercise of the warrants by Fisher Capital and Wingate Capital, but will not receive any proceeds from the sale of the shares of common stock issued upon exercise of the warrants. eFax.com anticipates that the net proceeds received by eFax.com from the exercise of the warrants will be used for general corporate purposes.


                              SELLING STOCKHOLDERS

The table below lists the selling stockholders and information regarding the beneficial ownership of our common stock by each of the selling stockholders.

The second column lists the number of shares of common stock that would have been issuable to Fisher Capital and Wingate Capital on September 30, 1999 upon exercise of the warrants and conversion of all of our series A convertible preferred stock then held by Fisher Capital and Wingate Capital, including shares issuable to pay the 8% accrual amount on the series A preferred stock as of that date. Our conversion calculations in the second column assume a conversion price for our series A convertible preferred stock of $21.1375, which represents the average of the closing bid prices during the five consecutive trading days before May 12, 1999.

The third column lists Fisher Capital's and Wingate Capital's portion of: the 709,640 shares of common stock registered for sale which are issuable upon conversion of our series A convertible preferred stock; the 300,000 shares of common stock registered for sale which are issuable upon exercise of the warrants; and the 184,995 shares of common stock registered for sale upon issuance to pay the 8% accrual amount during approximately the first two years after the date of the Securities Purchase Agreement.

The fourth column assumes the sale of all of the shares offered by each selling stockholder.

eFax.com is not obligated to issue any shares of common stock upon conversion of the series A preferred stock if the issuance would exceed that number of shares of common stock which the company may issue without breaching eFax.com's obligations under the rules or regulations of the Nasdaq National Market or the market or exchange where eFax.com common stock is then traded. In addition, we are not required to issue shares of our common stock on conversion of our series A convertible preferred stock or exercise of the warrants if any holder, together with its affiliates, (1) would beneficially own more than 10% of our outstanding common stock after conversion or (2) would have acquired more than 10% of our common stock in the 60-day period ending on the date of conversion. The information provided in the table below has been obtained from the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling    Shares Owned   Maximum Number of   Shares Owned     Number
  Stockholder    Before Offering   Shares Offered    After Offering  Percentage

Fisher Capital
  Ltd. (1).        722,420 (3)        776,513              0             --
Wingate Capital
  Ltd. (1).        388,995 (4)        418,122              0             --

     (1) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entity. Citadel Limited Partnership, Kenneth C. Griffin, and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities.

     (2) Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned.

     (3) Includes 461,266 shares issuable upon conversion of the series A convertible preferred stock, 195,000 shares of common stock which may be issued upon exercise of the warrant and 66,154 shares which may be issued upon conversion of the preferred stock in payment of the 8% accrual amount as of December 31, 1999.

     (4) Includes 248,374 shares issuable upon conversion of the series A convertible preferred stock, 105,000 shares of common stock which may be issued upon exercise of warrant and 35,621 shares which may be issued in payment of the 8% accrual amount as of December 31, 1999.

We are registering the shares for resale by the selling stockholders in accordance with registration rights granted to the selling stockholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling stockholders, underwriters who they may select, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling stockholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reedland Capital Partners acted as an exclusive placement agent in connection with the private placement. Reedland's compensation as placement agent was determined in accordance with an engagement letter dated March 1, 1999, which provides that Reedland would be paid a commission equal to five percent (5%) of the aggregate proceeds of the equity securities placed on behalf of the Company, to be deducted from the proceeds of the offering. The engagement letter also provides that Reedland would receive warrants to purchase 8,333 shares of the Company's Common Stock per $1,000,000 of equity securities placed, exercisable for three years following issuance at an exercise price per share equal to 130% of the closing bid price of the Common Stock on the day immediately preceding the closing date of the private placement.


                              PLAN OF DISTRIBUTION

Fisher Capital, Ltd. and Wingate Capital Ltd. purchased the shares of series A convertible preferred stock in the ordinary course of business in a private placement transaction. At the time they purchased the shares of series A convertible preferred stock, neither Fisher Capital, Ltd. nor Wingate Capital Ltd. were a party to any agreement or other understanding to distribute these shares either directly or indirectly. The only role that Fisher Capital, Ltd. and Wingate Capital Ltd. played in the private placement transaction was as investors. There were no other investors in that transaction.

The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     o     ordinary brokers' transactions;

     o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

     o "at the market," to or through market makers, or into an existing market for eFax.com's common stock;

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     o     in privately negotiated transactions; or

     o     to cover short sales.



In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a financial institution, broker or dealer. Upon a default, the financial institution, broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these "underwriters" receive may be deemed to be underwriting compensation.

To the extent required, the following information will be set forth in a supplement to this prospectus:

     o information as to whether underwriters who the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders;

     o the compensation to be received by underwriters that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders; and

     o the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act during such time as they may be engaged in a distribution of the shares. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

We will not receive any of the proceeds from the selling stockholders' sale of their common stock.

This registration statement will remain effective until the earlier of (i) the date when all of the shares registered by this registration statement have been distributed to the public and there are no shares of series A preferred stock or warrants outstanding, (ii) the date the shares of common stock are eligible for sale in their entirety under Rule 144(k), or (iii) the date three years and thirty days after May 13, 1999. In the event that any shares remain unsold at the end of such period, eFax.com may file a post-effective amendment to the registration statement for the purpose of deregistering the shares registered by this prospectus.

                                 LEGAL MATTERS

For the purpose of this offering, Cooley Godward LLP, Palo Alto, California is giving an opinion of the validity of the common stock offered by this prospectus.

                                    EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 2, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee        $4,877.85
Legal fees and expenses                                   $70,000.00
Accountants' fees                                          $7,500.00
Miscellaneous                                              $2,000.00

Total                                                     $84,377.85


The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

Item 15.          Indemnification of Directors and Officers


As permitted by the Delaware General Corporation Law, eFax.com has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws of eFax.com provide that eFax.com is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and eFax.com is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. eFax.com has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require eFax.com, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. At present, eFax.com is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of eFax.com in which indemnification would be required or permitted. eFax.com believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.          Exhibits

Exhibit No.          Description
                     -----------
5.1           Opinion of Cooley Godward LLP
23.1          Consent of Independent Auditors
23.2          Consent of Cooley Godward LLP (Reference is made to Exhibit 5.1.)
24.1          Power of Attorney

Item 17.          Undertakings

(a)  The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be filed on its behalf by the undersigned, thereunto duly authorized in the City of Menlo Park, State of California, this 27th day of January, 2000.

                             eFax.com
                             By: /s/ Todd J. Kenck
                             ---------------------
                             Todd J. Kenck,
                             Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

             Signature                      Title                   Date
             ---------                      -----                   ----

/s/ TODD J. KENCK                 Chief Financial Officer     January 27, 2000
-----------------                (Principal Financial and
(Todd J. Kenck,                    Accounting Officer)
as Attorney-in-Fact)

/s/ THOMAS B. AKIN*                      Director             January 27, 2000
-------------------
(Thomas B. Akin)

/s/ DOUGLAS Y. BECH*                     Director             January 27, 2000
--------------------
(Douglas Y. Bech)

/s/ STEVEN J. CARNEVALE*                 Director             January 27, 2000
------------------------
(Steven J. Carnevale)

/s/ LON B. RADIN*                        Director             January 27, 2000
-----------------
(Lon B. Radin)

/s/ ALBERT E. SISTO*                     Director             January 27, 2000
--------------------
(Albert E. Sisto)

* By: /s/ Todd J. Kenck                                       January 27, 2000
-----------------------
(Todd J. Kenck,
as Attorney-in-Fact)

                             INDEX TO EXHIBITS

Exhibit No.          Description
                     -----------

5.1           Opinion of Cooley Godward LLP
23.1          Consent of Independent Auditors
23.2          Consent of Cooley Godward LLP (Reference is made to Exhibit 5.1.)
24.1          Power of Attorney


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


                                                                    EXHIBIT 5.1

                         [Cooley Godward LLP Letterhead]

January 27, 2000

eFax.com
1378 Willow Road
Menlo Park, California 94025

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by eFax.com (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of up to 1,194,635 shares of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). The Registration Statement covers:

     (i) 709,640 shares of the Common Stock (the "Citadel Shares") which may be issued to Fisher Capital Ltd. and Wingate Capital Ltd. (together, collectively, the "Citadel Entities") upon conversion of 1,500 shares of Series A Convertible Preferred Stock (the "Preferred Stock") issued to the Citadel Entities pursuant to that certain Securities Purchase Agreement, dated as of May 7, 1999, by and between the Company and the Citadel Entities (the "Securities Purchase Agreement");

     (ii) 300,000 shares of Common Stock (the "Citadel Warrant Shares") issuable upon the exercise of warrants issued to the Citadel Entities pursuant to the Securities Purchase Agreement (the "Citadel Warrant"); and

     (iii) up to 184,995 shares of Common Stock (the "Dividend Shares") which may be issued to the Citadel Entities upon conversion of accrued dividends on the Preferred Stock payable on May 13, 2000.

In connection with this opinion, we have examined the Registration Statement, the Company's Bylaws, as amended, the Company's Certificate of Incorporation, as amended, including the Certificate of Designations filed with the Delaware Secretary of State on May 12, 1999 (the "Certificate of Designations") and the Certificate of Amendment of the Certificate of Designations filed with the Delaware Secretary of State on May 13, 1999 (the "Certificate of Amendment"), the Citadel Warrants and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Citadel Shares have been duly authorized and reserved for issuance, and upon issuance and delivery in accordance with the terms of the Certificate of Designations and the Certificate of Amendment, will be validly issued, outstanding, fully paid and nonassessable; (ii) the Citadel Warrant Shares have been duly authorized and reserved for issuance, and upon issuance and delivery against payment therefor in accordance with the terms of the Citadel Warrants, will be validly issued, outstanding, fully paid and nonassessable; and (iii) the Dividend Shares have been duly authorized and reserved for issuance and, upon conversion of accrued preferred stock dividends and issuance and delivery in accordance with the terms of the Certificate of Designations and the Certificate of Amendment, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,
Cooley Godward LLP


/s/ Patrick A. Pohlen
Patrick A. Pohlen, Esq.



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



                                                                   EXHIBIT 23.1

                       Consent of Independent Auditors
                       -------------------------------

eFax.com:

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-79519 of eFax.com on Form S-3 of our reports dated February 8, 1999 (April 9, 1999 as to Note 14) and April 9, 1999 (relating to the financial statement schedule), appearing in the Annual Report on Form 10-K of eFax.com, Inc. for the year ended January 2, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Jose, California
January 27, 2000



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